Exhibit 2.1

State of Delaware Secretary of State Division of Corporations Delivered 08:02 AM 06/24/2022 FILED 08:02 AM 06/24/2022 SR 20222815387 - File Number 6881947

STATE OF DELAWARE

CERTIFICATE OF INCORPORATION

A STOCK CORPORATION

The undersigned Incorporator desires to form the corporation pursuant to the General Corporation Law, hereby certifies as follows:

ARTICLE FIRST. The name of the corporation is Impossible Kicks Holding Company, Inc.

ARTICLE SECOND. The registered office of the corporation in the State of Delaware is located at Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, zip code 19801. The name of the Registered Agent at such address upon whom process against this corporation may be served is the Corporation Trust Company.

ARTICLE THIRD. The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE FOURTH. Authorized Common Shares. The number of Common shares the Corporation is authorized to issue is five million (5,000,000) shares of Common Stock, with a par value of $0.001 per share (the “Common Stock”).

ARTICLE FIFTH. Voting.

Section 1. Voting for Directors. The Board shall consist of five (5) Directors. At any annual or special meeting of stockholders of the Corporation the holders of a majority of the shares of Common Stock shall be entitled to elect the Directors. Any vacancy in the Board occurring because of the death, resignation or removal of any Director shall be filled by the vote or written consent of a majority of the holders of shares. The initial members of the Board of Directors shall be elected to serve for a period of one (1) year and may be removed from such directorship in their first year only in the event of such Director’s death, disability or for Cause. “Cause” shall be defined as the subject Director’s commission of a crime involving dishonesty or moral turpitude or the taking of an action that brings disrespect or embarrassment to the Corporation or due to the incapacity of such Director that prevents such Director from properly performing his duties in the good faith judgment of a majority of the shares. After the election of the initial one (1) year term of any members of the Board of Directors, a Director may be removed with or without Cause by a vote of majority of the shares.

Section 2. Amendment of Certificate. This Certificate of Incorporation may be amended by the Board of Directors of the Corporation without stockholder approval except as otherwise provided herein or required by the Act.

ARTICLE SIXTH. Management of Corporation.

Section 1. Board of Directors. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Certificate or the Bylaws of the Corporation, the Directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

Section 2. Election by Written Ballot Not Necessary. The Directors of the Corporation need not be elected by written ballot unless the Bylaws provide otherwise.

ARTICLE SEVENTH. Powers of the Board of Directors. The Board of Directors is expressly empowered to adopt, amend, or repeal the Bylaws of the Corporation (the “Bylaws”). Any adoption, amendment, or repeal of the Bylaws by the Board of Directors shall require the approval of a majority of the total number of authorized Directors (whether or not there exist any vacancies in previously authorized directorships at the time any resolution providing for adoption, amendment or repeal is presented to the Board of Directors). The stockholders shall also have the power to adopt, amend, or repeal the Bylaws.

ARTICLE EIGHTH. Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Act.

ARTICLE NINTH. Powers. The Corporation shall possess and enjoy all powers presently conferred upon corporations by the Act, and all powers subsequently conferred by statutory provisions or other legislation amending, supplementing, replacing, or repealing the Act.

ARTICLE TENTH. Director Liability. The personal liability of any Director to the Corporation or its shareholders for monetary damages for breach of duty as a Director is hereby limited to the amount of the compensation received by the Director for serving the Corporation during the year of the violation if such breach did not (a) involve a knowing and culpable violation of law by the Director, (b) enable the Director or an Associate, as defined in Section 33-840 of the Act, to receive an improper personal economic gain, (c) show a lack of good faith and a conscious disregard for the duty of the Director to the Corporation under circumstances in which the Director was aware that his conduct or omission created an unjustifiable risk of serious injury to the Corporation, (d) constitute a sustained and unexcused pattern of inattention that amounted to an abdication of the Director’s duty to the Corporation, or (e) create liability under Section 33- 757 of the Act. Any lawful repeal or modification of this provision shall not adversely affect any right or protection of a Director existing at or prior to the time of such repeal or modification.

ARTICLE ELEVENTH. Indemnification. The Corporation shall indemnify and advance expenses to each person who is or was a Director of the Corporation (and the heirs, executors, administrators, and personal representatives of each such person) against or with respect to liability incurred in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal, arising out of or relating to such person’s position with the Corporation or his or her conduct or activities on its behalf or at its request (including without limitation his service as a director, officer, partner, member, manager, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, limited liability company, employee benefit plan, or other entity or enterprise), to the maximum extent permitted under the Act. The Corporation shall indemnify and advance expenses to each person who is or was an officer of the Corporation (and the heirs, executors, administrators, and personal representatives of each such person) to the same extent as a Director.

Section 1. Modification. Any lawful repeal or modification of this provision shall not adversely affect any right or protection of a Director or officer existing at or prior to the time of such repeal or modification. The indemnification rights provided in this Article shall inure to the benefit of the heirs, executors, and administrators of the Director or officer.

Section 2. Expenses. Expenses incurred by a Director or officer in defending a proceeding shall be paid by the Corporation in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of such Director or officer to repay such amount if it shall be ultimately determined that such Director or officer is not entitled to be indemnified by the Corporation as authorized by the Act.

The indemnification provided for herein shall not be deemed exclusive of any other rights to indemnification to which those indemnified may be entitled under any Bylaw, Agreement, vote of disinterested Directors, or otherwise.

ARTICLE TWELFTH. Incorporator. The name and mailing address of the Incorporator are as follows:

Name: Rod Granero
Mailing Address: 36 Lark
Lake Forest, CA 92630

INCORPORATOR:

Signature:	/s/ Rod Granero
Print or Type:	Rod Granero

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